Paulson Investment Company, Inc. Completes Public Offering of Common Stock and Warrants for ICOP Digital, Inc.

PORTLAND, OR -- 10/19/2006 -- Paulson Investment Company, Inc., a wholly owned subsidiary of Paulson Capital Corp. ("Paulson") (NASDAQ: PLCC), today announced its completion of a registered public offering for ICOP Digital, Inc. (NASDAQ: ICOP) (NASDAQ: ICOPW) (NYSE Arca: ICOP) (NYSE Arca: ICOPW). The offering provided for the sale of one million shares of common stock at $4.60 per share and one million redeemable warrants at $1.37 per warrant. Gross proceeds from the offering totaled $5.97 million before underwriting discount and expenses.

Paulson Investment Company, Inc. acted as the lead manager of the offering, and Capital Growth Financial, LLC served as Qualified Independent Underwriter (QIU). The underwriters have been granted an option to purchase up to 150,000 additional shares of common stock and 150,000 warrants to cover over-allotments.

A registration statement relating to this offering was filed with and declared effective by the Securities and Exchange Commission on Monday, October 16, 2006. The offering was made solely by means of a prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About ICOP Digital, Inc.

ICOP Digital, Inc. is a Kansas-based company that delivers innovative, mission-critical security, surveillance, and communications solutions that provide timely and accurate information for the public and private sectors, and monitor and protect people, assets and profits. The ICOP Model 20/20 is the leading digital in-car video recorder system for use by law enforcement. ICOP Digital is currently marketing its solutions for application in law enforcement, homeland security and defense, mass transit and commercial surveillance. ICOP Digital, a GSA contractor, is dual listed on the NASDAQ market and the NYSE Arca, and its common stock and warrants trade under the ticker symbols "ICOP" and "ICOPW," respectively. For more information, please view a three-minute ICOP video presentation at http://www.icopdigital.com/why_icop.html, or visit www.ICOP.com.

About Paulson Capital Corp.

Paulson Capital Corp. is the parent company to Paulson Investment Company, Inc. Located in Portland, Oregon, Paulson Investment Company is the Northwest's largest independent brokerage firm and a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million. Founded by Chet Paulson in 1970, it has managed or underwritten more than 150 public offerings and has generated more than $1 billion for client companies.

This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results of achievements may be materially different from those expressed or implied. The Company's plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control. In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities trading operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

FOR MORE INFORMATION, PLEASE CONTACT:
Dodi Handy
President and CEO
Elite Financial Communications Group
407-585-1080
via email at plcc@efcg.net